SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report Pursuant to Section 13 or 15(d) of the Securities
Exchange Act of 1934
Date of Report (Date of earliest event reported): 03/25/2009

Vermillion, Inc.
(Exact name of registrant as specified in its charter)

Commission File Number: 000-31617

DE (State or other jurisdiction of incorporation)	33-059-5156 (IRS Employer Identification No.)
47350 Fremont Blvd., Fremont, CA 94538
(Address of principal executive offices, including zip code)
510.226.2800
(Registrant’s telephone number, including area code)
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.03.	Bankruptcy or Receivership
On March 30, 2009, Vermillion, Inc. (the “Company”) filed a voluntary petition for relief (the “Bankruptcy Filing”) under Chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”). The Company will continue to operate its business and manage its properties as debtors in possession under the jurisdiction of the Bankruptcy Court and in accordance with the applicable provisions of the Bankruptcy Code and orders of the Bankruptcy Court.
The Company’s Chapter 11 case is administered by the Bankruptcy Court as Case No. 09-11091.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
In connection with the Bankruptcy Filing described in Item 1.03 above, the following individuals have resigned from their positions with the Company:
On March 25, 2009, Kenneth J. Conway announced his resignation as a director of the Board of Directors of the Company, which also included a resignation from all committees on which he was a member, effective immediately. Mr. Conway’s resignation was not the result of any disagreement with the Company on any matter relating to the Company’s operations, policies or practices.
On March 25, 2009, James Rathmann announced his resignation as a director of the Board of Directors of the Company, which also included a resignation from all committees on which he was a member, effective immediately. Mr. Rathmann’s resignation was not the result of any disagreement with the Company on any matter relating to the Company’s operations, policies or practices.
On March 26, 2009, John Young announced his resignation as a director of the Board of Directors of the Company, which also included a resignation from all committees on which he was a member, effective immediately. Mr. Young’s resignation was not the result of any disagreement with the Company on any matter relating to the Company’s operations, policies or practices.
On March 30, 2009, Rajen Dalal announced his resignation as a director of the Board of Directors of the Company, which also included a resignation from all committees on which he was a member, effective immediately. Mr. Young’s resignation was not the result of any disagreement with the Company on any matter relating to the Company’s operations, policies or practices.
On March 27, 2009, Gail Page was asked to resign as President and Chief Executive Officer. Ms. Page’s resignation was for the sole reason of conserving Company resources, and was not the result of any disagreement with the Company on any matter relating to the Company’s operations, policies or practices or in any way for cause. Under her employment agreement dated December 31, 2005 and amended and restated November 13, 2008, she will accrue severance and other rights as a result of the termination to the extent funds for such payments are available in the bankruptcy reorganization. She will continue to serve as a director of the Company and will act as executive chair of the Board of Directors.
On March 27, 2009, Qun Zhou was asked to resign as Interim Chief Financial Officer. Ms. Zhou’s resignation was for the sole reason of conserving Company resources, and was not the result of any disagreement with the Company on any matter relating to the Company’s operations, policies or practices or in any way for cause. Under her Severance Agreement dated August 26, 2008, she will accrue severance and other rights as a result of the termination to the extent funds for such payments are available in the bankruptcy reorganization.
On March 27, 2009, Simon Shorter was asked to resign as Vice President of Corporate Business Development of the Company. Mr. Shorter’s resignation was for the sole reason of conserving Company resources, and was not the result of any disagreement with the Company on any matter relating to the Company’s operations, policies or practices or in any way for cause. Under his Severance Agreement dated August 26, 2008, he will accrue severance and other rights as a result of the termination to the extent funds for such payments are available in the bankruptcy reorganization.

Item 8.01.	Other Events.
On March 30, 2009, Gail Page was elected as the Executive Chair of the Board of Directors of the Company, effective March 30, 2009. Ms. Page assumes the position of Executive Chairman of the Board of Directors of the Company from James Rathmann, who resigned as Executive Chairman of the Board of Directors on March 25, 2009.
Three directors remain following the resignation of directors Kenneth J. Conway, Rajen Dalal, James Rathmann and John Young. The remaining directors have indicated their intention to continue their role as directors of the Company for the time being.

Signature(s)
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Vermillion, Inc.
Date: March 31, 2009	By:	/s/ Gail S. Page
Gail S. Page
President and Chief Executive Officer